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Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 16, 2002, (except for note 13, as to which the date is October 2, 2002), accompanying the consolidated financial statements and schedules included in the Annual Report of Precision Auto Care, Inc. on Form 10-K for the years ended June 30, 2002 and 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of Precision Auto Care, Inc. on Forms S-8 (File No. 333-47165, effective March 2, 1998; File No. 333-47169, effective March 2, 1998; File No. 333-47171, effective March 2, 1998; File No. 333-49097, effective April 1, 1998; File No. 333-85877, effective August 25, 1999; File No. 333-85879, effective August 25, 1999 and File No. 333-39226, effective June 14, 2000).




Vienna, Virginia
October 8, 2002